Registration Statement No. 333-178202

Filed pursuant to Rule 424(b)(3)

Amendment dated December 3, 2014 to

Pricing Supplement No. 2, dated November 12, 2014, Pricing Supplement No. 4, dated November 13, 2014 and Pricing Supplement No. 5, dated November 13, 2014 to Prospectus Supplement and Prospectus each dated November 3, 2014 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

— Energy Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between November 3, 2014 and December 3, 2014:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	57.957%	$289,785	November 13, 2014
$1,000,000	57.957%	$579,570	November 13, 2014

Linked to the Rogers International Commodity Index

— Agriculture Total Return

Due February 13, 2023

The following issuances involved scheduled settlement between November 3, 2014 and December 3, 2014:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$2,000,000	73.059%	$1,461,180	November 13, 2014

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between November 3, 2014 and December 3, 2014:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$3,000,000	71.805%	$2,154,150	November 25, 2014

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$6,500,000	68.995%	$4,484,685	$521.12(1)

(1)                                 The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. As of the filing of these pricing supplements, there are unused registration fees of $79,493.02 that have been paid in respect of the securities covered by pricing supplements No. 2, No. 4 and No.5 under the registration statement on Form F-3 (No. 333-178202) of which these pricing supplements are a part. After giving effect to the registration fee for these offerings, $78,971.90 remain available for future offerings for such pricing supplements described above.